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THE LOEWEN GROUP INC.
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        (NYSE, TSE, ME: LWN)                           NEWS



Investor contacts:                                Media Contact:
                                                  Dave Laundy, Vice President,
Dwight Hawes, Vice President, Finance             Corp. Communications
Chris Hunter, Director, Investor Relations        Tel: (604) 293-7857
The Loewen Group Inc.
Tel: (800) 347-7010


                              FOR IMMEDIATE RELEASE

                     LOEWEN GROUP COMPLETES THREE FINANCINGS

VANCOUVER, BC, October 2, 1997 -- The Loewen Group Inc. today announced it has expanded its bank credit facility to US $1 billion and completed two debt financings, one in Canada for Cdn $200 million and another in the United States for US $300 million.

The Company said that the expanded and amended US $1 billion revolving credit facility involves a syndicate of 38 major banks led by the Bank of Montreal. It has lower credit spreads than the previous US $750 million facility.

The Company also said it has completed a private placement in the United States of US $300 million in senior guaranteed notes due in 2009 with an interest rate of 6.70 per cent for the first two years. It has also completed its previously-announced offering of Cdn $200 million 6.10 per cent Series 5 senior guaranteed notes, due in 2002. Net proceeds from these financings were used to repay existing indebtedness.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 17,000 people and owns or operates some 1000 funeral homes and over 420 cemeteries across the United States and Canada. Over 90% of the Company's revenue is derived from the United States.

The senior guaranteed notes and the Series 5 senior guaranteed notes were not registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements.

The Loewen Group's website is located at http://www.loewengroup.com